CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 20, 2016 with respect to the combined financial statements of L. Philipp Wall, M.D., P.C. and Arizona Center for Minimally Invasive Surgery, LLC as of December 31, 2015 and for the year then ended, and we consent to its inclusion in this current report of Nobilis Health Corp. on Form 8-K.

Briggs & Veselka Co.
Houston, Texas

November 14, 2016

H O U S T O N O F F I C E 713.667.9147 Tel. ■ 713.667.1697 Fax
Nine Greenway Plaza, Suite 1700 ■ Houston, Texas 77046 ■ www.bvccpa.com

Member of the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants